May 15, 1995

EG&G, Inc.
45 William Street
Wellesley, MA 02181

Re: Form 10-Q Report for the quarter ended April 2, 1995

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of January 2, 1995, the Company changed from an accelerated method of depreciation for certain classes of plant and equipment purchased after January 1, 1995 to the straight-line method for financial statement purposes. In addition, the Company also changed its convention for calculating depreciation expense during the year in which an asset is acquired. Previously, the Company used the half-year convention; starting in 1995, the Company will commence depreciation in the month the asset is placed in service. According to the management of the Company, these changes were made to more appropriately reflect the timing of the economic benefits to be received from these assets, which consist mainly of manufacturing equipment.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to January 1, 1995. Further we have not examined and do not express any opinion with respect to your financial statements for the three months ended April 2, 1995.

Very truly yours,

/s/Arthur Andersen LLP